                                                                     Exhibit (a)

[NATIONSBANK LETTERHEAD]

[NATIONSBANK LOGO]
 October 23, 1996


THL Transaction I Corp.
c/o Thomas H. Lee Company
75 State Street
Suite 2600
Boston, Massachusetts 02109
Attention: Thomas Hagerty

RE: Recapitalization Financing


Dear Mr. Hagerty:

You have advised NationsBank, N.A. ("NationsBank") and NationsBanc Capital Markets, Inc. ("NCMI") that Thomas H. Lee Company ("THL") has formed THL Transaction I Corp., a Delaware corporation ("THLT"). You have further advised us that THLT intends to support a recapitalization of Syratech Corporation (the "TARGET") pursuant to a merger agreement (the "Merger Agreement") providing for the merger (the "Merger") of TARGET with THLT (with TARGET being the surviving entity and hereafter referred to as the "Borrower").

We further understand that, as of September 30, 1996, up to approximately $387.5 million of new funds are required to consummate the Merger, to refinance $82.2 million aggregate principal amount of existing indebtedness of TARGET (constituting all of the existing indebtedness of TARGET) and to pay transaction costs. Of such amount, (i) not less than $100 million would be provided through the issuance and sale of common stock of THLT and the retention of common stock of TARGET by certain existing shareholders of TARGET, including not less than $77.0 million in cash to be provided by THL, (ii) at least $100 million would be provided by the issuance of senior subordinated debt (the "Subordinated Debt") and (iii) up to $220 million would be provided through term loan and revolving loan facilities made available to the Borrower (such facilities, together with an additional $15 million available to finance specific capital items, being referred to herein as the "Senior Credit Facilities").

In connection with the foregoing, NationsBank is pleased to advise you of its commitment to provide the full principal amount of the Senior Credit Facilities described in the term sheet attached hereto as Annex I (the "Term Sheet"). NCMI is pleased to advise you of its commitment, as Arranger and Syndication Agent for the Senior Credit Facilities, to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Senior Credit Facilities. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

[OFFICIAL OLYMPICS LOGO]                                        Member FDIC

THL Transaction I Corp.
c/o Thomas H. Lee Company
October 23, 1996
Page 2

The commitments of NationsBank and NCMI hereunder are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to NationsBank and NCMI in their sole discretion:

        (a) each of the terms and conditions set forth herein;

        (b) each of the terms and conditions set forth in the Term Sheet;

        (c) execution of a fee letter among THL, THLT, NationsBank and NCMI prior to or concurrently with the acceptance by THL and THLT of this letter;

        (d) the negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities consistent with the Term Sheet and otherwise satisfactory to NationsBank and NCMI; and

        (e) there not having occurred and being continuing since the date hereof a material adverse change in the market for syndicated bank credit facilities or a material disruption of, or a material adverse change in, financial, banking or capital market conditions, in each case as determined by NationsBank and NCMI in their sole discretion.

NationsBank will act as Agent for the Senior Credit Facilities and NCMI will act as Arranger and Syndication Agent for the Senior Credit Facilities. No additional agents will be appointed without the prior approval of NationsBank and NCMI.

Furthermore, the commitments of NationsBank and NCMI hereunder are based upon the financial and other information regarding THL, TARGET and their respective subsidiaries previously provided to NationsBank and NCMI and are subject to the condition, among others, that there shall not have occurred after the date of such information, in the opinion of NationsBank and NCMI, any material adverse change in the business, assets, operations or condition (financial or otherwise) of THL or of TARGET and its subsidiaries taken as a whole. If the continuing review by NationsBank and NCMI of THL or TARGET discloses information relating to conditions or events not previously disclosed to NationsBank and NCMI or relating to new information or additional developments concerning conditions or events previously disclosed to NationsBank and NCMI which NationsBank and NCMI in their sole discretion believe may have a material adverse effect on the condition (financial or otherwise), properties, business or operations of THL or TARGET, NationsBank and NCMI may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed financing.

In addition to the foregoing conditions, as you know, neither we nor you know at this time precise terms of the Subordinated Debt. Our commitment to provide the Senior Credit

THL Transaction I Corp.
c/o Thomas H. Lee Company
October 23, 1996
Page 3

Facilities is subject to the requirement that the amount, interest rates, maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other terms of the Subordinated Debt be satisfactory to the Agent and the Lenders. We acknowledge that we have reviewed and approved the terms for the bridge notes (and related rollover notes) to the extent such terms are set forth in the term sheets attached hereto as EXHIBIT A between NationsBridge, L.L.C. and THL. We understand that all covenants and defaults contained in the documentation pursuant to which the Subordinated Debt is issued would be less restrictive than those contained in the definitive loan documents for the Senior Credit Facilities and cross defaults to other indebtedness contained in the documentation for the Subordinated Debt will be limited to the acceleration of such other indebtedness rather than a default (monetary or otherwise) in respect of such indebtedness.

You agree to actively assist NationsBank and NCMI in achieving a syndication of the Senior Credit Facilities that is satisfactory to NationsBank, NCMI and you. In the event that such syndication cannot be achieved in a manner satisfactory to NationsBank and NCMI under the structure outlined in the Term Sheet you agree to cooperate with NationsBank and NCMI in developing an alternative structure that will permit a satisfactory syndication of the Senior Credit Facilities. Syndication of the Senior Credit Facilities will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of THL, TARGET and the proposed Lenders. To assist NationsBank and NCMI in the syndication efforts, you hereby agree to (a) provide and cause your advisors to provide NationsBank and NCMI and the other Lenders upon request with all information reasonably deemed necessary by NationsBank and NCMI to complete syndication, including but not limited to information and evaluations prepared by THL and its advisors, or on their behalf, relating to TARGET and the Merger,
(b) assist NationsBank and NCMI upon their reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facilities and (c) otherwise assist NationsBank and NCMI in their syndication efforts, including by making available officers and advisors of THL and of TARGET and its subsidiaries from time to time to attend and make presentations regarding the business and prospects of TARGET and its subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional financings for TARGET (except as described in this letter and except for the Subordinated Debt issue described in the Term Sheet) during such syndication process unless otherwise agreed to by NationsBank and NCMI.

It is understood and agreed that NationsBank and NCMI, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fee

THL Transaction I Corp.
c/o Thomas H. Lee Company
October 23, 1996
Page 4

among the Lenders will be at the sole discretion of NationsBank and NCMI and that any syndication prior to execution of definitive documentation will reduce the commitment of NationsBank.

THL and THLT each hereby represents, warrants and covenants that (i) all information, other than Projections (as defined below), which has been or is hereafter made available to NationsBank and NCMI or the Lenders by either THL or THLT or any of their representatives in connection with the transactions contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning TARGET that have been or are hereafter made available to NationsBank and NCMI or the Lenders by either THL or THLT or any of their representatives (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. THL and THLT each further agrees to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facilities so that the representation and warranty in the preceding sentence is correct on the such date. In arranging and syndicating the Senior Credit Facilities, NationsBank and NCMI will be using and relying on the Information and the Projections without independent verification thereof.

By executing this letter agreement, THL and THLT also jointly and severally agree to reimburse NationsBank and NCMI for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Moore & Van Allen, PLLC, as counsel to NationsBank and the other Lenders) incurred in connection with the Senior Credit Facilities and the preparation of the definitive documentation for the Senior Credit Facilities and the other transactions contemplated hereby. Such reimbursement shall be made upon the earlier of the closing of the Senior Credit Facilities or the termination of this letter.

In the event that NationsBank or NCMI becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this letter (including specifically without limitation the Merger), THL and THLT jointly and severally agree to reimburse NationsBank and NCMI for their legal and other expenses (including the cost of any investigation and preparation) as they are incurred by NationsBank or NCMI. THL and THLT also jointly and severally agree to indemnify and hold harmless NationsBank, NCMI, the Lenders and each of their affiliates and their respective control persons, directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter (including specifically without limitation the Merger) unless and only to the extent that it shall be finally judicially determined that

THL Transaction I Corp.
c/o Thomas H. Lee Company
October 23, 1996
Page 5

such losses, claims, damages or liabilities resulted primarily from the gross negligence or willful misconduct of NationsBank or NCMI.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or the commitment of NationsBank and NCMI hereunder, provided, however, that THL shall be deemed released of all of its obligations under this letter agreement upon the execution of definitive financing documentation for the Senior Credit Facilities and the consummation of the Merger.

As described herein and in the Term Sheet, NCMI will act as Arranger and Syndication Agent for the Senior Credit Facilities. NationsBank reserves the right to allocate, in whole or in part, to NCMI certain fees payable to NationsBank in such manner as NationsBank and NCMI agree in their sole discretion. You acknowledge and agree that NationsBank may share with any of its affiliates (including specifically NCMI) any information relating to the Senior Credit Facilities, THL, THLT, TARGET and their subsidiaries and affiliates.

This letter agreement may not be assigned by THL or THLT without the prior written consent of NationsBank and NCMI (except for any such assignment by operation of law as a result of the consummation of the Merger).

If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter agreement no later than the close of business on October 23, 1996 (it being understood that this letter shall terminate if not accepted on or before such date). This letter agreement will become effective upon your delivery to us of executed counterparts of this letter agreement and the separate fee letter of even date herewith. After acceptance this commitment shall terminate on the earliest of (i) the consummation of the Merger without a concurrent closing of the Senior Credit Facilities, (ii) the termination of the Merger Agreement or (iii) at 5:00 p.m. Charlotte, N.C. time on April 30, 1997 (unless a closing of the Senior Credit Facilities has occurred on or before such date).

Except as required by applicable law, this letter and the contents hereof shall not be disclosed by you to any third party (including TARGET) without the prior consent of NationsBank and NCMI, other than to your attorneys, financial advisors and accountants, in each case to the extent necessary in your reasonable judgment; provided, however, it is understood and agreed that, after execution of an engagement letter acceptable to NationsBank and NCMI, you may disclose the terms of this letter to TARGET and their counsel in connection with the Merger. Without limiting the foregoing, in the event that you disclose the contents of this letter in contravention of the preceding sentence, you shall be deemed to have accepted the terms of this letter.

THL Transaction I Corp.
c/o Thomas H. Lee Company
October 23, 1996
Page 6

This letter may be executed in counterparts which, taken together, shall constitute an original. This letter, together with the Term Sheet and the separate fee letter, embodies the entire agreement and understanding among NationsBank, NCMI, THL and THLT with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by NationsBank or NCMI to make any oral or written statements inconsistent with this letter.

THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

                                        Very truly yours,

                                        NATIONSBANK, N.A.


                                        By:    /s/ BRADLEY A. JAY
                                               -----------------------------

                                        Title: Attorney-in-Fact
                                               -----------------------------



                                        NATIONSBANC CAPITAL MARKETS, INC.


                                        By:    /s/ BRADLEY A. JAY
                                               -----------------------------

                                        Title: Director
                                               -----------------------------


ACCEPTED AND AGREED TO:

THOMAS H. LEE COMPANY


By:    /s/ SCOTT A. SCHOEN
       -----------------------------

Title:
       -----------------------------

Date:
       -----------------------------


THL TRANSACTION I CORP.


By:    /s/ SCOTT A. SCHOEN
       -----------------------------

Title:
       -----------------------------

Date:
       -----------------------------

                                    ANNEX I
                         SUMMARY OF TERMS & CONDITIONS

================================================================================

BORROWER:               Thomas H. Lee Company ("THL") has formed THL Transaction
                        I Corp. ("THLT") which will support a recapitalization of TARGET pursuant to a merger (the "Merger") of THLT and TARGET (with TARGET being the surviving entity of such merger and hereafter being referred to herein as the "Borrower").


GUARANTORS:             The Senior Credit Facilities shall be guaranteed by all
                        existing and hereafter acquired domestic subsidiaries of the Borrower (the "Guarantors") upon consummation of the Merger. All guarantees shall be guarantees of payment and not of collection.

AGENT: NationsBank, N.A. (the "Agent" or "NationsBank") will act as sole and exclusive administrative and collateral agent. As such, NationsBank will negotiate with the Borrower, act as the primary contact for the Borrower and perform all other duties associated with the role of exclusive administrative agent. No other agents or co-agents may be appointed without the prior written consent of NationsBank and NCMI.

ARRANGER &
SYNDICATION AGENT:      NationsBanc Capital Markets, Inc. ("NCMI").

LENDERS: A syndicate of financial institutions (including NationsBank) arranged by NCMI, which institutions shall be acceptable to the Borrower and the Agent (collectively, the "Lenders").

SENIOR CREDIT
FACILITIES:             An aggregate principal amount of up to $235 million will
                        be available under the conditions hereinafter set forth:

                        Revolving Credit Facility: $130 million revolving credit facility, which will include a $30 million sublimit for the issuance of standby and commercial letters of credit (each a "Letter of Credit"). Letters of Credit will be issued by NationsBank (in such capacity, the "Fronting Bank"), and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit.

                        Tranche A Term Loan Facility: $40 million term loan facility.

                        Tranche B Term Loan Facility: $15 million construction/ term loan facility.

                        Tranche C Term Loan Facility: $50 million term loan facility.

                        Provided, however, the Agent reserves the right, in its discretion, to reduce the principal amount of the Tranche A Term Loan Facility by up to $25 million and to make a corresponding increase in the principal amount of the Tranche C Term Loan Facility (with corresponding changes to the amortization schedule set forth below).

PURPOSE: The proceeds of the Senior Credit Facilities shall be used: (i) to refinance the outstanding principal balance of existing indebtedness of TARGET; (ii) to pay the cash portion of the purchase price for the shares of TARGET acquired in connection with the Merger; (iii) to pay fees and expenses incurred in connection with the Merger in an amount not to exceed $22.5 million; (iv) to provide for working capital and general corporate purposes of the Borrower and (v) with respect to the Tranche B Term Loan only, to finance the construction by the Borrower of a new warehouse facility in Ontario, California.

INTEREST RATES:         The Revolving Credit Facility, Tranche A Term Loan
                        Facility, Tranche B Term Loan Facility and Tranche C
                        Term Loan Facility shall bear interest as set forth on Addendum I hereto.

MATURITY:               The Revolving Credit Facility shall terminate and all
                        amounts outstanding thereunder shall be due and payable in full six (6) years from Closing.

                        The Term Loan Facilities shall be subject to repayment according to the Scheduled Amortization, with the final payment of all amounts outstanding, plus accrued interest, being due six (6) years from Closing for the Tranche A Term Loan Facility and the Tranche B Term Loan Facility and eight (8) years from Closing for the Tranche C Term Loan Facility.

AVAILABILITY/SCHEDULED

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AMORTIZATION:   Revolving Credit Facility: Loans under the Revolving Credit
                Facility ("Revolving Credit Loans", and together with the Term Loans, the "Loans") may be made, and Letters of Credit may be issued subject to availability. Availability shall be determined by a Borrowing Base equal to the sum of (a) 85% of eligible receivables of the Borrower and its subsidiaries and (b) 50% of eligible inventory of the Borrower and its subsidiaries valued at the lesser of cost or fair market value; provided however, that the percentages set forth above are subject to modification based upon the results of a field examination to be conducted on behalf of the Agent.

                Term Loan Facilities: The loans made under the Tranche A Term Loan Facility ("Tranche A Term Loans") and the loans made under the Tranche C Term Loan Facility ("Tranche C Term Loans") will be available in a single borrowing at Closing. The loans made under the Tranche B Term Loan Facility ("Tranche B Term Loans") will be funded monthly during the first eighteen months following Closing to finance the construction by the Borrower of a new warehouse facility in Ontario, California. The Term Loan Facilities will be subject to quarterly amortization of principal, based upon the annual amounts shown below (the "Scheduled Amortization").

                                Tranche A       Tranche B       Tranche C
                                ---------       ---------       ---------
                Loan year 1     $3 million      $   0           $   0
                Loan year 2     $5 million      $1 million      $   0
                Loan year 3     $6 million      $2 million      $   0
                Loan year 4     $7 million      $3 million      $   0
                Loan year 5     $9 million      $4 million      $   0
                Loan year 6     $10 million     $5 million      $   0
                Loan year 7     $   0           $   0           $20 million
                Loan year 8     $   0           $   0           $30 million

SECURITY:       Concurrently with the Merger, the Agent (on behalf of the
                Lenders) shall receive a first priority perfected security interest in all of the capital stock of and each of the domestic subsidiaries (direct or indirect) of the Borrower and 65% of the capital stock of each foreign subsidiary (direct or indirect) of the Borrower, which capital stock shall not be subject to any other lien or encumbrance. The Agent (on behalf of the Lenders) shall also receive a first priority perfected security interest in all other present and future assets and properties of the Borrower and its subsidiaries
                (including, without limitation, accounts receivable, inventory, real property, machinery, equipment, contracts, trademarks, copyrights, patents, license agreements, and general intangibles).

                The foregoing security shall ratably secure the Credit Facilities and any interest rate swap/foreign currency swap or similar agreements with a Lender under the Senior Credit Facilities.

MANDATORY PREPAYMENTS
AND COMMITMENT
REDUCTIONS:     In addition to the amortization set forth above, the Senior
                Credit Facilities will be prepaid by an amount equal to (a) 100% of the net cash proceeds of all asset sales by the Borrower or any subsidiary of the Borrower (including stock of subsidiaries), subject to de minimus baskets and reinvestment provisions to be agreed upon and net of selling expenses and taxes to the extent such taxes are paid; (b) 75% of Excess Cash
                Flow (to be defined) pursuant to an annual cash sweep arrangement; (c) 100% of the net cash proceeds from the issuance of any debt by the Borrower or any subsidiary (excluding certain permitted debt and, if the Subordinated Debt described herein is initially funded as a bridge loan, excluding the proceeds of permanent subordinated debt issued to refinance such bridge loan); and (d) 100% of the net cash proceeds from the issuance of equity by the Borrower or any subsidiary (except for additional equity issued by the Borrower to THL). Prepayments shall be applied pro rata to reduce the Tranche A Term Loans, the Tranche B Term Loans and the Tranche C Term Loans and within each tranche pro rata with respect to each remaining installment of principal; provided however, that with respect to clause (a) above, any prepayment shall be applied pro rata across all facilities. Holders of the Tranche C Term Loans may, so long as there is a principal balance outstanding with respect to the Tranche A Term Loans or Tranche B Term Loans, decline to accept any mandatory prepayment described above and, under such circumstances, all amounts that would otherwise be used to prepay Tranche C Term Loans above shall be used to prepay pro rata the Tranche A Term Loans and the Tranche B Term Loans. In the event the Term Loan Facilities shall have been completely prepaid, the mandatory payments described above shall be applied to permanently reduce the amount available under the Revolving
                Credit Facility.

                In addition to the foregoing, the Revolving Credit Facility shall be subject to mandatory prepayment to an amount of $5 million or less for a 30 day period during each 12 month period.

OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:
                The Borrower may prepay the Senior Credit Facilities in whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings.

CONDITIONS PRECEDENT
TO CLOSING:
                The initial funding of the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent:

                (i) The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities satisfactory to NCMI, the Agent and the Lenders.

                (ii) The Agent's satisfactory review of a signed merger agreement related to the Merger, which shall provide for aggregate Merger consideration not in excess of $282.8 million, and consummation of the Merger on terms satisfactory to the Agent.

                (iii) Evidence that the Borrower has received (a) a net capital contribution in cash of at least $100 million in common equity (including not less than $77 million from THL and the value of equity retained by existing shareholders the TARGET), and (b) at least $100 million in subordinated debt (the "Subordinated Debt") under terms and conditions acceptable to the Agent and the Lenders in their sole discretion. The Agent shall have received evidence of the consent, if necessary, of any existing Lenders and/or bondholders of TARGET if any such indebtedness is to remain in place after the Merger.

                (iv) There shall not have occurred a material adverse change in the business, assets, operations or condition (financial or otherwise) of TARGET and its subsidiaries taken as a whole or in the facts and information regarding such entities as represented to date.

                        (v) The Agent shall have been satisfied with the form and content of the reports of the environmental consultants with respect to all real properties owned or leased by TARGET.

                        (vi) Certification as to the financial condition and solvency of the Borrower and its subsidiaries (after giving effect to the Merger and the incurrence of indebtedness related thereto) from an independent firm acceptable to the Agent.

                        (vii) The Agent shall have received (a) satisfactory opinions of counsel (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facilities) and such corporate resolutions, certificates and other documents as the Agent shall reasonably require and (b) satisfactory evidence that the Agent (on behalf of the Lenders) holds a perfected, first priority lien in all collateral for the Senior Credit Facilities, subject to no other liens except for permitted liens to be determined.

                        (viii) Receipt of all governmental, shareholder and third party approvals and consents (including Hart-Scott Rodino clearance and approval of the Merger by the shareholders of TARGET) and approvals necessary or, in the opinion of the Agent, desirable in connection with the Merger and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower and its Subsidiaries taken as a whole or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Agent could have such effect.

                        (ix) The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports to affect TARGET or its subsidiaries or any transaction contemplated hereby, or that could have a material adverse effect on TARGET or its subsidiaries taken as a whole or any transaction contemplated hereby or on the ability of the Borrower and its subsidiaries to perform its obligations under the documents to be executed in connection with the Credit Facilities (after giving effect to the Merger).

                        (x) The Agent shall be satisfied that the amount of committed financing available to the Borrower shall be sufficient to meet the ongoing financing needs of the Borrower and its subsidiaries after giving effect to the Merger and there shall be no less than [TBD] million of availability under the Revolving Credit Facility at Closing after giving effect to the Merger and all borrowings under the Revolving Credit Facility on such date.

REPRESENTATIONS &
WARRANTIES:             Usual and customary for transactions of this type, to
                        include without limitation: (i) corporate status;
                        (ii) corporate power and authority/enforceability;
                        (iii) no violation of law or contracts or organizational documents; (iv) no material litigation; (v) correctness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals; (vii) use of proceeds/compliance with margin regulations; (viii) status under Investment
                        Company Act; (ix) ERISA; (x) environmental matters;
                        (xi) perfected liens and security interests;
                        (xii) payment of taxes, and (xiii) consummation of the Merger.

COVENANTS:              Usual and customary for transactions of this type, to
                        include without limitation: (i) delivery of financial statements and other reports; (ii) delivery of compliance and borrowing base certificates;
                        (iii) notices of default, material litigation and material governmental and environmental proceedings;
                        (iv) compliance with laws; (v) payment of taxes;
                        (vi) maintenance of insurance; (vii) limitation on liens; (viii) limitations on mergers, consolidations and sales of assets; (ix) limitations on incurrence of debt;
                        (x) limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt;
                        (xi) limitations on investments; (xii) ERISA;
                        (xiii) limitation on transactions with affiliates;
                        (xiv) limitation on capital expenditures; and
                        (xv) financial covenants.

                        The Borrower, and its two first tier subsidiaries (the "Holding Subsidiaries") shall have agreed that they will not engage in any business, activity or operations other than owning and holding the capital stock of its subsidiaries and activities directly related thereto. The Borrower and the Holding Subsidiaries shall not be permitted to merge with or


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
                        into any of their subsidiaries whether now owned or hereafter created.

EVENTS OF DEFAULT:      Usual and customary in transactions of this nature, and
                        to include, without limitation, (i) nonpayment of principal, interest, fees or other amounts,
                        (ii) violation of covenants, (iii) inaccuracy of representations and warranties, (iii) cross-default to other material agreements and indebtedness,
                        (iv) bankruptcy, (v) material judgments, (vi) ERISA,
                        (vii) actual or asserted invalidity of any loan documents or security interests, (viii) the Borrower and the Holding Subsidiaries engaging in any business or activity other than holding 100% of the common stock of their subsidiaries, or (ix) Change in Control of the Borrower or the Holding Subsidiaries, which shall occur if (a) a person or any group, and any affiliate of any such person other than THL or the Management
                        Shareholders (to be defined) shall beneficially own, directly or indirectly, an amount of the outstanding capital stock of the Borrower entitled to 20% or more of the voting power of all the outstanding capital stock of the Borrower or (b) THL shall own beneficially, directly or indirectly, an amount of the outstanding capital stock of the Borrower entitled to less than 51% of the voting power of all the outstanding capital stock of the Borrower or (c) the Borrower shall own less than 100% of the outstanding capital stock of both of the Holding
                        Subsidiaries.

ASSIGNMENTS/
PARTICIPATIONS:         Each Lender will be permitted to make assignments to
                        other financial institutions approved by the Borrower and the Agent, which approval shall not be unreasonably withheld. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, and maturity date. An assignment fee of $3,500 is payable by the Lender to the Agent upon any such assignment occurring (including, but not limited to an assignment by a Lender to another Lender).

WAIVERS &
AMENDMENTS:             Amendments and waivers of the provisions of the loan
                        agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Credit
                        Facilities, except that (a) the consent of all the Lenders affected thereby shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment, (iv) releases of all or substantially all collateral and (v) releases of all or substantially all guarantors and (b) the consent of the Lenders holding at least 50% of the Tranche A Term Loan Facility and at least 50% of the Tranche B Term Loan Facility and at least 50% of the Tranche C Term Loan Facility shall be required with respect to any amendment that changes the allocation of any payment between the Tranche A, Tranche B and Tranche C Term Loan Facilities.

CLOSING:                On or before April 30, 1997.

GOVERNING LAW:          North Carolina.

FEES/EXPENSES:          As outlined in ADDENDUM I

OTHER: This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Senior Credit Facilities contemplated hereby. The Borrower shall waive its right to a trial by jury.


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